Exhibit E.5

[Letterhead of Counsel to the Ministry of Economy and Finance of the Republic of Uruguay]

March 18, 2004

Securities and Exchange Commission
450 5th Street N.W.
Washington, DC 20549
United States of America

Ladies and Gentlemen:

     I have acted as Legal Counsel to the Ministry of Economy and Finance of the República Oriental del Uruguay (the “Republic” or “Uruguay”) in connection with Uruguay’s offering pursuant to a registration statement on Schedule B (No. 333-103739) of Ps. 2,603,500,000 aggregate principal amount of 10.50% UI Bonds due 2006 (the “Bonds”), which are intended to constitute a further issuance of and to be fungible with and consolidated and form a single series with, the Ps. 5,589,500,000 10.50% UI Bonds due 2006 issued on October 20, 2003. The Bonds are issued under an indenture dated as of May 29, 2003 by and among the Republic, Banco Central, as its financial agent, and The Bank of New York, as trustee (the “Indenture”). Such registration statement, as amended when it became effective, including the information deemed to be a part thereof as of such time pursuant to Rule 430A under the Securities Act of 1933, as amended, is herein called the “Registration Statement,” and the prospectus included in the Registration Statement, as supplemented by the prospectus supplement dated March 4, 2004, is herein called the “Prospectus.” In arriving at the opinions expressed below, I have reviewed the following:

          (i) the Registration Statement; as amended as of the date hereof

          (ii) the Prospectus;

          (iii) a copy of the executed Indenture;

          (iv) a copy of the executed global Bond;

          (v) all relevant provisions of the Constitution of Uruguay and all relevant laws and orders of Uruguay, including but not limited to the following (copies and translations of which are attached as exhibits hereto):

1) the Constitution of the República Oriental del Uruguay, in particular Articles 85 (6) and 196,

2) Law 16.696, dated March 30th, 1995 (“Carta Orgánica del Banco Central del Uruguay”), in particular Articles 3 (b), 7 (c) and 50,

3) Law 17.296, dated February 21st, 2001, in particular Articles 602, 604, 606 and 610, and Decree N° 75/004 of the Executive Power, dated March 2, 2004,

4) Resolution of the Board of Directors of Banco Central D/257/04, dated March 3, 2004;

          (vi) All such other documents, instruments and rules as I have deemed necessary as a basis for the opinion hereinafter expressed.

     It is my opinion that under and with respect to the present laws of Uruguay, the Bonds have been duly authorized by the above-mentioned Decree N° 75/004 of the Executive Power, and when delivered by Uruguay and authenticated pursuant to the Indenture and delivered as contemplated by the Registration Statement and the Prospectus Supplement, such Bonds will constitute valid and legally binding obligations of Uruguay.

     I hereby consent to the filing of this opinion with a post-effective amendment to the Registration Statement.

Very truly yours,

/s/ Fernando Scelza

Fernando Scelza
Counsel to the Ministry of
Economy and Finance of the
Republic of Uruguay

Exhibit A to Exhibit E.5

NATIONAL CONSTITUTION

[English translation of excerpt]

Article 85. It is within the scope of the General Assembly:

To authorize, at the request of the Executive Power, the National Public Debt, consolidate the same, designate its guarantees and regulate the public credit, being it required in the first three cases, the absolute majority vote of all the members of each Chamber.

Article 196: There shall be a Central Bank of the Republic that shall be organized as an autonomous entity and shall have the responsibilities and attributions determined by law approved by the absolute majority vote of all the members of each Chamber.

Law 16.696

English Translation of Relevant Provisions

Article 3. (Purposes). The purposes of the Central Bank of Uruguay shall be:

(a)	To ensure the stability of national currency.

(b)	To ensure the normal functioning of local and foreign payments.

(c)	To maintain an appropriate level of international reserves.

(d)	To promote and maintain the soundness, solvency and appropriate functioning of the national financial system.

     In the exercise of these purposes the Bank shall seek coordination with the directors of economic policy within the competence of Executive. If the bank considers that any decision substantially affects the purposes attributed to it hereunder, it may maintain its position, informing the Executive thereof for the pertinent purposes in compliance with the procedure established in article 197 of the Constitution.

Article 7.	(Authorities). The authorities of the Bank shall be conducive to fulfillment of the purposes indicated in article 3.

In this sense the Bank:

(c) Shall act as the government’s economic advisor, bank and financial agent.

Article 50.	(Administration of the public debt and loans). The Bank shall be responsible, under the terms and conditions agreed to with the Executive, for the issuance and management of public securities with State guarantees and, in this sense, shall negotiate directly with the public.

     The Bank shall fulfill the duties of administration of the service of internal and external Public Debts, Treasury Bills and Treasurer Bonds, and international loans.

Traducción No. 13.984/15/01	Para: ASESORIA JURIDICO NOTARIAL

Documento: Artículos 602-610 de la Ley No. 17.296 del 21 de febrero de 2001

CHAPTER II
PUBLIC SECTOR DEBT

ARTICLE 602. — The outstanding amount of Treasury Bonds and Treasury Bills shall be regulated by the following maximum values:

     a) as of January 1, 2001 — US$ 5,100,000,000.00 (5.1 billion US Dollars).

     b) as from the 2001 fiscal year, the above-mentioned limit shall be increased each fiscal year by the accrual of the authorized deficit amount.

ARTICLE 603. — The Executive Power shall include in the annual rendering of accounts a report on the use of the current ceiling.

ARTICLE 604. — The Executive Power is hereby authorized to issue and maintain a ceiling of Treasury Bills of US$ 1,250,000,000.00 (1.25 billion US Dollars), or its equivalent in other currencies, throughout the validity of the present law.

ARTICLE 605. — In any fiscal year, with the exception of the one that goes from January 1, 2004 to December 31, 2004, the Executive Power may exceed the stipulated ceiling in a maximum of 30% (thirty per cent) of the difference between the ceiling of the following fiscal year and the one in force for the fiscal year under consideration. This special circumstance shall be informed to the General Assembly and shall not modify the ceiling for the following fiscal years.

ARTICLE 606. The debt ceiling as of January 1, 2005 and until a new debt law is passed, shall be the one in force as of December 31, 2004, increased by US$500,000,000.00 (five hundred million US Dollars).

Article 607. (Proceedings to be followed for the negotiation and access to credit form external sources). The authorization of any official proposal to request loans from international agencies, foreign institutions or Governments, in which the Republic should assume the borrower’s direct responsibility or the guarantor’s obligations, shall be under the exclusive jurisdiction of the Executive Power, in accordance with the Ministry of Economy and Finance and the Minister of the relevant sector, by underwriting the respective agreements. The procedure to be followed for the authorization of said negotiation and access shall be established by the pertinent regulations.

Article 608. (Valuation). For all the purposes of the present law, those liabilities in foreign exchange other than US Dollar shall be valuated at the applicable rate on December 31, 2000, or at the applicable rate at the time the transaction is made, in the case it takes place later on.

Article 609. Degree-law No. 14268 of September 20, 1974, is hereby substituted by the following:

“ARTICLE 4. The proceeds of the placement of Treasury Bonds and other similar public debt instruments shall be credited to the order of the Ministry of Economy and Finance, in the account opened with Banco Central del Uruguay (BCU) for that purpose.

The Ministry of Economy and Finance shall choose the currency in which its accounts with BCU shall be held.”

ARTICLE 610. — Decree-law No.14268 of September 20, 1974, is hereby substituted by the following:

“Article 5. Interest and redemption services on Treasury Bonds and other similar public debt instruments shall be conducted through Banco Central del Uruguay (BCU) in its capacity as financial agent of the State. Commissions and charges in any respect derived from the management of the same shall likewise be met by BCU in said capacity.

     The funds required to render the relevant services shall be made available to BCU one working day prior to maturity.

THE FOREGOING IS A TRUE TRANSLATION
ARTICLES 602 TO 610 OF LAW No. 17.296,

DATED FEBRUARY 21, 2001.

/s/ Dr. Rodolfo Caretti

Dr. Rodolfo Caretti
Director General
Ministerio de Economía y Financas

REPUBLIC OF URUGUAY

MINISTRY OF ECONOMY AND FINANCE

Decree N° 75/004

Montevideo, March 2nd, 2004.

WHEREAS: it has been deemed appropriate to issue a new Series of Treasury Bonds for the purpose of maintaining access of the Republic of Uruguay to the international capital market.

IN VIEW OF: (I) the fact that Citigroup Global Markets Inc has put forth a proposal to market an issue of Treasury Bonds, targeted at both the domestic and the international market, and that said offer has been accepted.

     (II) that the issue hereinabove shall be denominated in Uruguayan pesos, to be adjusted according to the value of the Index-linked Unit.

     (III) that the offering corporation has brought up the possibility that said issue be implemented through a new Series or through an extension of the First Series in Readjustable Pesos, which fact shall have to be decided in conformity with market conditions at launching date.

TAKING INTO CONSIDERATION: (I) that the offering firm is an institution well known for their prestige, having a strong presence and share in the international capital market and a favorable performance record in the marketing of Uruguayan Public Debt Bonds.

     (II) that it is deemed convenient to develop a securities market for bonds issued in domestic currency, adjustable according to Consumer Price Index variation.

BEARING IN MIND: that set forth in articles N° 602c through 610c of Act N° 17.296 dated February 21, 2001 and literal (g) of article 33 of TOCAF 1999 and the procedure followed by the Central Bank of Uruguay as National Financial Agent.

THE PRESIDENT OF THE REPUBLIC

DECREES:

ARTICLE 1. It is hereby decided to issue Treasury Bonds in Uruguayan pesos, up to an amount of US$ 250,000,000 (two hundred and fifty million United States dollars), which shall be denominated “Global Bonds in Readjustable Pesos 2nd Series”, or—alternatively—an extension of the issue “Global Bonds in Readjustable Pesos 1st Series” issued under Decree N° 407/003 dated October 6, 2003. The Ministry of Economy and Finance is hereby authorized to decide whether to issue the new Series or opt for the mentioned extension.

Were a new Series to be issued, the Bonds shall have a maximum life of 5 years and shall be reimbursed to their full amount upon maturity. They shall be adjusted according to the variation of the Index-linked Unit value as defined in Decree N° 356/003 dated September 1st 2003, and shall be payable in United States dollars in conformity with that set forth in articles 4 and 5 of this decree. The value of each Bond shall not be less than $100,000 (one hundred thousand Uruguayan pesos). The bonds shall be nominative and shall have the printed signatures of the Minister of Economy and Finance, of the Accountant General of the Nation and of the General Manager of the Central Bank of Uruguay. All other conditions and requirements shall be governed by the following articles of this Decree.

     If the option taken were an extension of the issue “Global Bonds in Readjustable Pesos 1st. Series”, their maturity shall be that stipulated for the latter and all other conditions and requirements set forth in Decree N° 407/006 dated October 6, 2003 shall be applicable thereto.

     Article 2: During the life of the Bonds their value readjustment in Uruguayan pesos shall be made according to the formula set forth in Decree N° 356/003, dated September 1st, 2003, even when the formula for calculating the Index-linked Unit were to be modified.

     Article 3: The Bond shall be launched in international markets in the mode and conditions required by said markets. The issue date shall be no later than August 31, 2004.

     Article 4: Accrued interest of Bonds shall be paid every six months in United States Dollars, conversion being made, upon maturity date, into that currency of the amount of readjusted Uruguayan pesos according to the value of the Index-linked Unit.

     Article 5: Bond redemption shall be for the total amount, upon maturity and shall be payable in United States Dollars, the amount whereof shall result from conversion into said currency of the Uruguayan pesos readjusted according to the variation throughout that period of the Index-linked Unit value.

     Article 6: Interest payment and Bond redemption, as well as commissions and expenses under any other heading derived from the management and marketing thereof, shall be the responsibility abroad of the Central Bank of Uruguay as National Financial Agent and shall be made through the paying Agent(s) appointed or agreed upon.

     Article 7: The issue of provisional or global certificates, representing these Bonds is hereby authorized up to and until definitive issue thereof, were the former to prove necessary.

     Article 8: Expenses resulting from issue, printing, transfers, commissions, promotion, balance sheet, books and all other outlays necessary to the management and marketing of said Bonds, shall be allocated to the resources derived from the Bond marketing itself.

     Article 9: The Central Bank of Uruguay is hereby authorized to transact and underwrite on behalf of Uruguay, the contracts and documents required for the purpose of marketing and issuing the Bonds.

     Article 10: Drs. Fernando Scelza and/or María Rosa Longono, Legal Counsels of the Ministry of Economy and Finance, are hereby appointed to draft and sign the legal opinions required with respect to the commitments undertaken by Uruguay.

     Article 11: The Director General of the Secretariat of the Ministry of Economy and Finance, Dr. Fernando González is hereby instructed to issue all other attestations and certificates that be required.

     Article 12: Be it published, etc.

     Signed by the President of the Republic, Dr. Jorge Battle and the Ministry of Economy and Finance, Ec. Isaac Alfie.

Montevideo, March 3, 2004.

The foregoing is a true translation of Decree N° 75/004, dated March 2nd, 2004.

By:	/s/ Fernando González

Name: Fernando Gonzalez
Title: Director General — Ministry of Economy and Finance

TRANSCRIPT No. 894/2004

The Secretary General of Banco Central del Uruguay hereby certifies that in the meeting of its Board of Directors held on March 3rd, 2004, the following resolution was adopted: “D/257/2004 — ISSUE OF TREASURY BONDS IN URUGUAYAN PESOS, READJUSTABLE AS PER INDEX-LINKED UNITS — AUTHORIZATIONS — WHEREAS: The Decree of the Executive Authority N° 75/004 dated March 2, 2004 provides for the issue of Treasury Bonds in Uruguayan pesos for an amount up to the equivalent of US$ 250,000.000 [two hundred and fifty million United States Dollars]. IN VIEW OF THE FACT: I) That on March 1st, 2004 the Republic of Uruguay received a proposal from the corporation Citigroup for the marketing of a Treasury Bond issue in Uruguayan pesos readjustable as per the Index-linked Unit for an amount of up to US$ 250:000.000. II) That the conditions proposed were accepted by the Republic of Uruguay and therefore the Executive Authority determined that the respective issue should be implemented through the Decree mentioned in the Whereas Clause. That according to that set forth in art. 1 of the mentioned Decree the issue may be implemented through the issue of a new Series denominated “Global Bonds in Readjustable Pesos 2nd Series”, or — alternatively — an extension of the issue “Global Bonds in Readjustable Pesos 1st Series” issued under Decree N°407/003 dated October 6, 2003, the option to be determined by the Ministry of Economy and Finance at the time of its being launched. That the issue shall fall within the framework of the registration made before the Securities and Exchange Commission of the United States [SEC] on March 2003, denominated “Shelf Registration” and, as set forth in the contract, known as “Trust Indenture”, dated 20 May, whereby The Bank of New York assumes the quality of Trustee, Payment and Registration. Agent. V) That Decree N° 75/004 dated March 2nd, 2004 authorizes the Central Bank of Uruguay, which fact which does not preclude its own sphere of competence, to discuss and underwrite in the name of the Republic of Uruguay, the contracts required for the implementation of issue and marketing of Bonds. CONSIDERING: I) That in order to execute the mentioned issue it is necessary to underwrite the customary documents, among them the one known as “Underwriting Agreement” which regulates relations between issuer and issue marketing agent [Citigroup], certificates and customary legal opinions and, were it a new Series, that which is denominated “Calculation Agency Agreement” the counterpart whereof is the Bank of New York. II) That there exists a model of “:Underwriting Agreement” which was presented at the “Shelf Registration” before the Securities and Exchange Commission of the United States [SEC], which was already applied at the time of issue of the “Global Bonds in Readjustable Pesos 1st Series” marketed through the same agent. III) That upon the mentioned occasion the contract denominated “Calculation Agency Agreement” was also underwritten, whereby the Bank of New York was appointed for the purpose of carrying out the corresponding calculation of value readjustment into pesos of the services concerning interests and redemption, according to value variation of the Index-linked Unit, during the period in question and conversion thereof into US dollars, the currency in which the respective payments are made. CONSEQUENT WITH: That set forth in articles, 3, 4 and 7 of literal c] of Act N° 16.696 dated 30 March 1995 [Corporate Chart of the Central Bank of Uruguay] and art. 9 of Decree N° 75/004 dated March 2, 2004, as well as the report of the Operations Division and Juridical and Notarial Department which the General Management is submitting together with its agreement on this day. RESOLVES: 1) To authorize the Operations Division and Juridical and Notarial Department to draft the definitive text of the “Underwriting Agreement” to be entered into with Citigroup Global Markets Inc. and — were it to prove necessary — the one known as “Calculation Agency Agreement” to be entered into with The Bank of New York for the purpose of implementing the issue determined by Decree N° 75/004 dated March 2, 2004 on the basis of the contractual models referred to in the Whereas Clauses II and III of this Resolution and — in the case of the “Underwriting Agreement” — by incorporating the commissions percentage and estimate of expenses which are part and parcel of the offer put forth by the Marketing Agent [“Underwriter”] dated March 1st, 2004. 2) To authorize these same departments to release any other document of certification considered necessary for the purpose of implementing the mentioned issue and ensure the execution, efficacy, compliance and delivery of the afore mentioned contracts. 3) To appoint Acc. Ariel Fernández, Ec. Alberto Graña, Dr. Daniel Artecona and Dr. Viviana Pérez, to underwrite, any two of them jointly for and on behalf of the Central Bank of Uruguay, in its own name and on behalf of the Republic of Uruguay, the text in the English Language of the contracts and other documents referred to in numerals 1) and 2) of this Resolution. 4) To appoint as “Authorized Representatives”, as set forth in the mentioned contracts, Messers. Gualberto De Leon, General Manager; Ariel Fernández, Manager of the Operations Division; Alberto Graña, International Operations Area Manager; and Daniel Artecona, Legal Counsel”.
          This transcript is issued in Montevideo, on the Fourth of March, two thousand and Four, for the pertinent purposes.

/signed/
Aureliano Berro
Secretary General

/seal/

March 4th, 2004

The foregoing is a true translation of Resolution D/257/2004 of the Banco Central del Uruguay.

By:	/s/ Aureliano Berro
	Title:	Aureliano Berro
	Name:	Secretary General